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AXP Selective Fund, Inc.

                           EXHIBIT INDEX

Exhibit (11)     Opinion and consent of counsel.

Exhibit (16)(a)  Directors/Trustees Power of Attorney

Exhibit (16)(b)  Officers' Power of Attorney

Exhibit (16)(c)  Trustees' Power of Attorney

Exhibit (16)(d)  Officers' Power of Attorney